Exhibit 4.18

AMENDMENT TO WARRANT

THIS AMENDMENT (this “Amendment”) to the Warrant (as defined below) is entered into as of this 10th day of June, 2013, between Elbit Vision Systems Ltd., a company organized and existing under the laws of the State of Israel (the “Company”), and Mr. Avi Gross, ID number 056398464 (the “Lender”).

WHEREAS, the Company and the Lender entered into a Convertible Loan Agreement dated December 10, 2012 (the "Loan Agreement"), pursuant to which the Lender loaned the Company $300,000 (the "Loan Amount") convertible into the Company's Ordinary Shares, at price per share of $0.095 (the "Price Per Share");

WHEREAS, the Company and the Lender have entered into an Amendment to the Loan Agreement dated as of the date hereof (the "Loan Amendment"), pursuant to which the Company and Lenders agreed to reduce the Price Per Share to $0.085 per Ordinary Share, subject to the Lender converting the Loan Amount in full;

WHEREAS, the Company and the Lender entered into that certain warrant to purchase Ordinary Shares of the Company exercisable for up to $200,000 of the Company's Ordinary Shares, dated December 10, 2012 (the “Warrant”); and

WHEREAS, the Company and the Lender desire to amend the Warrant on the terms and conditions more fully set forth herein.

NOW, THEREFORE, it is hereby agreed as follows:

1.       Section 1(b) of the Warrant is hereby deleted and replaced in its entirety by the following:

“b. EXERCISE PRICE. For purposes of this Warrant, "EXERCISE PRICE" means $0.085 U.S Dollars, subject to adjustment as provided herein.”

2.       This Amendment will go into effect only upon the conversion of the Loan Amount in full in accordance with the terms of the Loan Amendment.

4.       All capitalized, otherwise undefined terms contained herein shall bear the same meaning as ascribed to such terms in the Warrant.

5.       Except as specifically amended herein, all other terms and conditions of the Warrant remain in full force and effect.

6.       This Amendment shall be construed in accordance with, and governed in all respects by the laws of the State of Israel, without regard to principles of conflict of laws. Any dispute arising under or in relation to this Amendment shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

7.       This Amendment may be executed in any number of counterparts, each of which, including copies digitally scanned and transmitted electronically, shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and the Lender has executed this Amendment as of the day and year first above written.

COMPANY	LENDER
Elbit Vision Systems Ltd. Name: ______________ Title: _______________	Avi Gross